Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

Wolf Resources, Inc.
a Nevada corporation

and

Airline Intelligence Systems Inc.
a Delaware corporation

and

the Shareholders of Airline Intelligence Systems Inc.

Dated as of March 19, 2010

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”) is entered into as of this 19th day of March, 2010, by and among Wolf Resources, Inc., a Nevada corporation (“Wolf”), with offices at 564 Wedge Lane, Fernley, NV, 89408; Airline Intelligence Systems Inc., a Delaware corporation (“AISystems”), with offices at 3500 Carillon Point, Kirkland, WA, 98033 and the shareholders of AISystems (collectively, the “AISystems Shareholders,” individually, the “AISystem Shareholder”), as set forth on Exhibit A, attached hereto. Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Wolf is a publicly held corporation organized under the laws of the State of Nevada with no significant operations;

WHEREAS, AISystems has 106,825,282 shares of common stock and 2,329,905 shares of Series A Preferred Stock (the “AISystems Stock”) issued and outstanding, all of which are held by the AISystems Shareholders.  Each AISystems Shareholder is the record and beneficial owner of the number of shares of AISystems Stock set forth adjacent such AISystems Shareholder’s name on Exhibit A, attached hereto.

WHEREAS, in consideration for up to 100% of the issued and outstanding AISystems Stock, Wolf agrees to issue up to 116,250,000 shares of Wolf common stock, par value $0.001 per share (the “Wolf Common Stock”) which represents approximately 75% of the issued and outstanding common stock of Wolf and 2,329,905 shares of Wolf Series A Preferred Stock (the “Wolf Preferred Stock”) (collectively, the Wolf Common Stock and the Wolf Preferred Stock, the “Wolf Securities”).  On the Closing Date (as defined in Section 1.02), AISystems will become a wholly-owned subsidiary of Wolf.

AGREEMENT

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

PLAN OF EXCHANGE

Section 1.01   Share Exchange.

  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the AISystems Shareholders, by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of AISystems set forth on the AISystems Schedule (as defined in Section 2.10 below) attached hereto, constituting all of the shares of AISystems held by such AISystems Shareholders.

 In exchange for the transfer of such securities by the AISystems Shareholders, Wolf shall issue to the AISystems Shareholders, their affiliates or assigns, up to 116,250,000 shares of common stock and 2,329,905 shares of preferred stock, pursuant to Exhibit A, attached hereto for all of the outstanding shares of AISystems held by AISystems Shareholders (the “Exchange Shares”) based on an exchange ratio of approximately .95767 Wolf Common Stock for every one (1) share of AISystems Stock and one (1) Wolf Preferred Stock for every one (1) share of AISystems Preferred Stock. After the cancellation of the 34,488,000 shares of Wolf Common Stock upon the Closing (as defined in Section 1.04) and upon the increase in Wolf’s number of authorized common stock, as set forth in Section 1.03 hereof, the 116,250,000 common shares shall represent approximately 75% of the total Wolf Common Stock and the 2,329,905 shares of preferred stock will represent 100% of the total Wolf Preferred Stock. At the Closing Date, each AISystems Shareholder shall, on surrender of his certificate or certificates representing his AISystems Stock to Wolf or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

 Upon consummation of the transaction contemplated herein, of AISystems shall become a subsidiary of Wolf and, upon the exchange of all shares of AISystems by AISystems Shareholders for Exchange Shares, a wholly owned subsidiary of Wolf.  Upon consummation of the transaction contemplated herein and an increase in authorized stated capital, there shall be up to 155,004,000 shares of Wolf Common Stock and 2,329,905 shares of Wolf Preferred Stock issued and outstanding.

Section 1.02   Exchange of Convertible Securities. Effective as of the Closing Date, the holders (individually, the “Holder,” and collectively the “Holders”) of the outstanding warrants, options and convertible debentures of AISystems (collectively, the “Convertible Securities”), as set forth on Schedule 1.02 hereto, upon the exercise or conversion of the Convertible Securities, shall have the right to convert such Convertible Securities into the kind and amount of Wolf shares of stock and other securities and property which such Holder would have owned or have been entitled to receive prior to the Closing of the share exchange transaction contemplated in this Agreement, multiplied by approximately 0.95767068.

Section 1.03   Cancellation of Certain Shares of Wolf Common Stock. Prior to the Closing Date, Graeme McNeill, the former sole officer and director of Wolf, and Christopher Patterson, a principal shareholder of Wolf, shall cancel a total number of 34,448,000 shares of Wolf Common Stock.

Section 1.04   Closing

 The closing (“Closing”) of the transactions contemplated by this Agreement shall occur upon the exchange of at least 50.01% of the AI Common Stock and of the AISystems Preferred Stock for the stock of Wolf, as described in Section 1.01 herein and the completion of the deliverables described in Article VIII below (the “Closing Date”).  Such Closing shall take place at a mutually agreeable time and place.

Section 1.05   Closing Events

 On the Closing Date, Wolf, AISystems and the AISystems Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates representing a majority of the AI Common Stock and a majority of the AISystems Preferred Stock, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  The certificates representing the remainder of the AI Common Stock and AISystems Preferred Stock shall be delivered within due course post-Closing.

Section  1.06   Preferred Shares.  Upon Closing, Wolf shall file an amendment to its Articles of Incorporation to include a certificate of designation (the “Certificate of Designation”) as set forth on Exhibit B hereto, with the Secretary of the State of Nevada.  The Certificate of Designation shall have the preferences, limitations and relative rights, included voting rights as that of the AISystems Preferred Stock.

Section 1.07   Termination. This Agreement may be terminated by the board of directors of AISystems or Wolf only in the event that Wolf or AISystems does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

Section 1.08   Directors of Wolf at Closing.  Effective as of the Closing Date, and subject to applicable regulatory requirements, including the preparation, filing and distribution to the shareholders of Wolf of a Schedule 14(f)-1 Notice to Stockholders, Graeme McNeill shall resign from the board of directors of Wolf and the following individuals shall be appointed to the board of Wolf:

NAME	AGE	POSITION
Stephen C. Johnston	45	Director (Chairman)
Steven Frankel	67	Independent Director
James Beatty	65	Independent Director

Section 1.09   Officers of Wolf at Closing.  Effective as of the Closing Date, Graeme McNeill shall resign from each officer position held at Wolf, and the following individuals shall be appointed to the offices of Wolf:

NAME	POSITION
Stephen C. Johnston	President, Chief Executive Officer
Gary Clifford	Chief Financial Officer
Salil Munjal	Chief Operating Officer
Charles Mawby	Senior Vice President, Marketing
D. Kordell Fournier	Vice President & General Counsel, Corporate Secretary

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF AISYSTEMS

As an inducement to, and to obtain the reliance of Wolf, except as set forth in the AISystems Schedules, AISystems represents and warrants as of the Closing Date, as defined below, as follows:

Section 2.01   Incorporation. Section 2.02 AISystems is a company duly incorporated, validly existing, and in good standing under the laws of the state of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in the AISystems Schedules are complete and correct copies of the Articles of Incorporation and By-Laws of AISystems as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of AISystems’ Articles of Incorporation or By-Laws.  AISystems has taken all actions required by law, its Articles of Incorporation and By-Laws, or otherwise to authorize the execution and delivery of this Agreement.  AISystems has full power, authority, and legal capacity and has taken all action required by law, its Articles of Incorporation and By-Laws, and otherwise to consummate the transactions herein contemplated.

Section 2.02   Authorized Shares. AISystems is authorized to issue 505,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value of $0.001 per share and 5,000,000 shares of preferred stock, par value of $0.001 per share.  There are 106,825,282 shares of common stock currently issued and outstanding and 2,329,905 shares of preferred stock currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.  Except as disclosed in the Schedule 2.02, there are not  other bonds, debentures, notes or other indebtedness of AISystems having the right to vote (or convertible into, or exchangeable for, securities having right to the vote (“Voting AISystems Debt”).  Except as disclosed in the Schedule 2.02, there are not other options, warrants, rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which AISystems is a party or by which any of them is bound (a) obligating AISystems to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in AISystems or any Voting AISystems Debt, (b) obligating AISystems to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of AISystems. As of the date of this Agreement, there are not any outstanding contractual obligations of AISystems to repurchase, redeem or otherwise acquire any shares of capital stock of AISystems.

Section 2.03   Subsidiaries. Except as set forth on Schedule 2.03 hereto, AISystems does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04   Financial Statements.

(a)   Schedule 2.04 contains the audited balance sheets of AISystems as of December 31, 2009 and 2008 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended 2009 and 2008, together with the notes to such statements and the opinion of Meyers Norris Penny LLP, independent certified public accountants.

(b)   All such financial statements have been prepared in accordance with generally accepted accounting principles (the “U.S. GAAP”) consistently applied throughout the periods involved.  The AISystems balance sheets are true and accurate and present fairly as of their respective dates the financial condition of AISystems.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, AISystems had no other liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with the U.S. GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of AISystems, in accordance with the US GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c)   AISystems has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and AISystems has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(d)   The books and records, financial and otherwise of AISystems are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(e)   All of AISystems’ assets are reflected on its financial statements, and, except as set forth in the AISystems Schedules or the financial statements of AISystems or the notes thereto, AISystems has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05   Information. The information concerning AISystems set forth in this Agreement and in the AISystems Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, AISystems has fully disclosed in writing to Wolf (through this Agreement or the AISystems Schedules) all information relating to matters involving AISystems or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $50,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of AISystems or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on AISystems, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06   Litigation and Proceedings. Except as disclosed on Schedule 2.06 hereto, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of AISystems after reasonable investigation, threatened by or against AISystems or affecting AISystems or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  AISystems does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 2.07   No Conflict with Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which AISystems is a party or to which any of its assets, properties or operations are subject.

Section 2.08   Compliance with Laws and Regulations. To the best of its knowledge, AISystems has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of AISystems or except to the extent that noncompliance would not result in the occurrence of any material liability for AISystems.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.09   Authority, Execution and Delivery; Enforceability of Agreement. AISystems has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Share Exchange. The execution and delivery by AISystems of this Agreement and the consummation by AISystems of the Share Exchange have been duly authorized and approved by the Board of Directors of AISystems and no other corporate proceedings on the part of AISystems are necessary to authorize this Agreement and the Share Exchange.  When executed and delivered, this Agreement will be enforceable against AISystems in accordance with its terms.

Section 2.10   AISystems Schedules. AISystems has delivered to Wolf the following schedules, which are collectively referred to as the “AISystems Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of AISystems as complete, true, and correct as of the date of this Agreement in all material respects:

(a)   Schedule 1.02 indicating any Convertible Securities issued and outstanding by AISystems;

(b)   Schedule 2.01 containing complete and accurate copies of the Certificate of Incorporation and By-Laws of AISystems as in effect as of the date of this Agreement;

(c)   Schedule 2.02 indicating any Voting AISystems Debt issued and outstanding by AISystems;

(d)   Schedule 2.03 indicating AISystems’ subsidiaries;

(e)   Schedule 2.04 containing AISystems’ financial statements;

(f)   Schedule 2.06 indicating any exceptions to s. 2.06 of this Agreement;

(g)   Schedule 2.12 indicating any exceptions to Section 2.12 of this Agreement;

(h)   Schedule 2.13 indicating any exceptions to Section 2.13 of this Agreement; and

(i)   Schedule 2.14 indicating any exceptions to Section 2.14 of this Agreement;

AISystems shall cause the AISystems Schedules and the instruments and data delivered to Wolf hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.11   Valid Obligation. This Agreement and all agreements and other documents executed by AISystems in connection herewith constitute the valid and binding obligation of AISystems, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.12   Title to Properties.  Except as disclosed in Schedule 2.12, AISystems does not own any real property.

Section 2.13   Intellectual Property.  Except as disclosed in Schedule 2.13, AISystems does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of AISystems, threatened that AISystems is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Rights.

Section 2.14   Insurance.  Except as disclosed in Schedule 2.14, AISystems and any of its subsidiaries does not currently maintain any form of insurance.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF WOLF

As an inducement to, and to obtain the reliance of AISystems and the AISystems Shareholders, except as set forth in the Wolf Schedules (as defined in Section 3.14 below), Wolf represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 3.01   Organization. Wolf is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Wolf Schedules are complete and correct copies of the Certificate of Incorporation and By-Laws of Wolf as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Wolf’s Certificate of Incorporation or By-Laws.  Wolf has taken all action required by law, its Certificate of Incorporation, its By-Laws, or otherwise to authorize the execution and delivery of this Agreement, and Wolf has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, By-Laws, or otherwise to consummate the transactions herein contemplated.  Wolf is not conducting any business other than in the State of Nevada.

Section 3.02   Capitalization. Wolf is authorized to issue: (i) 100,000,000 shares of common stock, par value $0.001 per share (“Wolf Common Stock”), of which 38,754,000 shares are issued and outstanding after the cancellation of 34,448,000 shares of common stock by Wolf’s officer and director and principal shareholder as of the date hereof; and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share, of which zero shares are issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. There are no bonds, debentures, notes or other indebtedness of Wolf having the right to vote (or convertible into, or exchangeable for, securities having right to the vote (“Voting Wolf Debt”). There are no options, warrants, rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Wolf is a party or by which the company is bound (a) obligating Wolf to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in Wolf or any Voting Wolf Debt, (b) obligating Wolf to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Wolf. As of the date of this Agreement, there are not any outstanding contractual obligations of Wolf to repurchase, redeem or otherwise acquire any shares of capital stock of Wolf.

Section 3.03   Subsidiaries and Predecessor Corporations. Wolf does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 3.04   No Assets or Liabilities. Except as set forth on the attached Schedule 3.04, Wolf does not have any (a) material assets of any kind or (b) material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

Section 3.05   Financial Statements.

(a)   Schedule 3.05 contains: (i) the audited balance sheets of Wolf as of July 31, 2009 and 2008 and the related audited statements of operations, stockholders’ equity and cash flows for July 31, 2009 and 2008 together with the notes to such statements and the opinion of Michael T. Studer CPA P.C., independent certified public accountants with respect thereto; and (ii) the unaudited balance sheets of October 31, 2009 and the related unaudited statements of operations, stockholders’ equity and cash flows for the quarters ended on such dates and all such financial statements have been reviewed by Michael T. Studer CPA P.C.

(b)   All such financial statements have been prepared in accordance with the U.S. GAAP consistently applied throughout the periods involved. The Wolf balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Wolf.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Wolf had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of Wolf, in accordance with the US GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by the U.S. GAAP.

(c)   Wolf has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d)   Wolf has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof except for the years ended 2007 and 2008 (the “Outstanding Returns”).  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e)   Wolf has paid and will continue until the Closing Date to pay all taxes, including any amount due on or before the Closing, including installments or prepayments of taxes, which are required to have been paid to any applicable authority pursuant to applicable law, and no deficiency with respect to the payment of any taxes or tax installments has been asserted against it by any applicable authority.  Wolf has not incurred any liability, whether actual or contingent, for taxes or engaged in any transaction or event that would result in any liability, whether actual or contingent, for taxes or realized any income or gain for tax purposes otherwise than in the usual and ordinary course of its business.  Other than taxes provided for in Wolf’s financial statements, Wolf has no liability or obligation in respect of any taxes for any taxable periods ending on or before the Closing, and where no taxable period ends or is deemed to end on or immediately prior to the Closing, no liability or obligation for taxes in respect of any time or event prior to the Closing.  There are no liens, charges, encumbrances or any rights of others on any of the assets of Wolf that arose in connection with any failure (or alleged failure) to pay any tax when due.

(f)   The income tax liability of Wolf has been assessed by the relevant authority in respect of the taxation years of Wolf ending before the date hereof;

(g)   Wolf has no outstanding assessments for taxes, and Wolf has no knowledge of any threatened or potential assessment or other proceedings, negotiations or investigations in respect of taxes, against Wolf;

(h)   Wolf is not a party to any agreement, waiver or arrangement with any authority that relates to any extension of time with respect to the filing of any tax return, any payment of taxes or any assessment;

(i)   Wolf is not subject to liability for taxes of any other person.  Wolf has not acquired property from any person in circumstances where Wolf did or could become liable for any taxes of such person. The value of the consideration paid or received by Wolf for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with whom Wolf was not dealing at arm’s length within the meaning of applicable legislation was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided.  Wolf has not entered into any agreement with, or provided any undertaking to, any person pursuant to which it has assumed liability for the payment of income taxes owing by such person;

(j)   The books and records, financial and otherwise, of Wolf are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(k)   All of Wolf’s assets are reflected on its financial statements, and, except as set forth in the Wolf Schedules or the financial statements of Wolf or the notes thereto, Wolf has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.06   Information The information concerning Wolf set forth in this Agreement and the Wolf Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Wolf has fully disclosed in writing to AISystems (through this Agreement or the Wolf Schedules) all information relating to matters involving Wolf or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500 liability , (ii) have led or may lead to a competitive disadvantage on the part of Wolf or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Wolf, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 3.07   Absence of Certain Changes or Events. Since October 31, 2009:

(a)   there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Wolf or (ii) any damage, destruction or loss to Wolf (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Wolf;

(b)   Wolf  has not (i) amended its Certificate of Incorporation or By-Laws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of  Wolf; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)   Wolf has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Wolf balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Wolf; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)   to its knowledge, Wolf has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Wolf.

Section 3.08   Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Wolf after reasonable investigation, threatened by or against Wolf or affecting Wolf or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in Schedule 3.08.  Wolf has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 3.09   Contracts.

(a)   Wolf is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument, option, understanding or commitment, or any right or privilege capable of becoming an agreement whether such agreement is in writing or oral.

(b)   Wolf is not a party to or bound by, and the properties of Wolf are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)   Wolf is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guarantee, indemnification, surety or other similar obligation, (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of Wolf.

Section 3.10   No Conflict with Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Wolf is a party or to which any of its assets, properties or operations are subject.

Section 3.11   Compliance with Laws and Regulations. To the best of its knowledge, Wolf has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.12   Approval of Agreement. The board of directors of Wolf has authorized the execution and delivery of this Agreement by Wolf and has approved this Agreement and the transactions contemplated hereby.

Section 3.13   Material Transactions or Affiliations. Except as disclosed herein and in Schedule 3.13, there exists no contract, agreement or arrangement between Wolf and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Wolf to own beneficially, 5% or more of the issued and outstanding common stock of Wolf and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% shareholders of Wolf has, or has had since inception of Wolf, any known interest, direct or indirect, in any such transaction with Wolf which was material to the business of Wolf.  Wolf has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 3.14 Wolf Schedules. Wolf has delivered to AISystems the following schedules, which are collectively referred to as the “Wolf Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Wolf to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a)   Schedule 3.01 containing complete and accurate copies of the Certificate of Incorporation and By-Laws of Wolf as in effect as of the date of this Agreement;

(b)   Schedule 3.04 containing any exceptions to Section 3.04 of this Agreement;

(c)   Schedule 3.05 containing Wolf’s financial statements;

(d)   Schedule 3.08 containing any exceptions to Section 3.08;

(e)   Schedule 3.13 containing any exceptions to Section 3.13;

(f)   Schedule 3.15 containing the financial accounts of Wolf and the individuals who hold powers of attorney over such accounts;

(g)   Schedule 3.20(b) containing any exceptions to Section 3.20(b);

(h)   Schedule 3.20(j) containing any exceptions to Section 3.20(j); and

(i)   Schedule 3.20(k) containing any exceptions to Section 3.20(k);

Wolf shall cause the Wolf Schedules and the instruments and data delivered to AISystems hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 3.15 Bank Accounts; Power of Attorney. Set forth in Schedule 3.15 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Wolf within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Wolf, (b) all safe deposit boxes and other similar custodial arrangements maintained by Wolf within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from Wolf or who are otherwise authorized to act on behalf of Wolf with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 3.16 Valid Obligation. This Agreement and all agreements and other documents executed by Wolf in connection herewith constitute the valid and binding obligation of Wolf, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.17   SEC Filings. Financial Statements.

(a)    Wolf has made available to AISystems a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Wolf with the Securities & Exchange Commission (“SEC”) for the thirty six (36) months prior to the date of this Agreement (the “Wolf SEC Reports”), which, to Wolf’s knowledge, are all the forms, reports and documents filed by Wolf with the SEC for the thirty six (36) months prior to the date of this Agreement. As of their respective dates, to Wolf’s knowledge, the Wolf SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended  (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Wolf SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    To Wolf’s knowledge, each set of financial statements (including, in each case, any related notes thereto) contained in the Wolf SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with the U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of Wolf at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect taken as a whole. For purposes herein, “Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, financial condition, results of operations of Wolf and its Subsidiaries, if any, individually, or in the aggregate and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of Wolf to perform any of its obligations under this Agreement in any material respect.

Section 3.18   Over-the-Counter Bulletin Board Quotation. Wolf Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”). There is no action or proceeding pending or, to Wolf’s knowledge, threatened against Wolf by The Financial Industry Regulatory Authority, Inc. (“FINRA”), with respect to any intention by such entities to prohibit or terminate the quotation of Wolf Common Stock on the OTCBB.

Section 3.19   Exchange Act Compliance. Wolf is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the shares of Wolf Common Stock have been registered under Section 12(g) of the Exchange Act, and Wolf is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Wolf.

Section 3.20   Environmental Compliance. Wolf is in compliance with, and current in, all of the reporting, filing and other requirements with respect to the following environmental matters:

(a)   The business of the Wolf, as carried on by Wolf and its predecessors in title, and its assets are in compliance in all material respects with all applicable environmental laws and regulations (“Environmental Laws”) and there are no facts that could give rise to a notice of non-compliance with any Environmental Law.

(b)   Except as disclosed in Schedule 3.20(b) Wolf does not require any environmental permits to used in or required to carry on the business of Wolf.

(c)   Neither Wolf, nor to its knowledge any of its predecessors in title, have used any of the facilities or lands owned by Wolf, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process any substance or material that is prohibited, controlled or regulated by any governmental authority (“Hazardous Substances”) pursuant to Environmental Laws except in compliance in all material respects with all Environmental Laws.  None of the lands owned by Wolf have been used for or been designated as a waste disposal site.

(d)   To the knowledge of Wolf, there are no pending changes to Environmental Laws that would render illegal, or materially restrict, the operation of the business of the Wolf in its usual and ordinary course.

(e)   Wolf has not been convicted of an offence or been subjected to any judgment, injunction or other proceeding or been fined or otherwise sentenced for non-compliance with any Environmental Laws, and it has not settled any prosecution or other proceeding short of conviction in connection therewith.

(f)   Neither Wolf, nor to its knowledge any of its predecessors in title, have caused or permitted the release of any Hazardous Substance at, on or under the lands owned by Wolf, or the release of any Hazardous Substance off-site of the lands owned by Wolf, except in compliance in all material respects with Environmental Laws.

(g)   There are no conditions that directly or indirectly relate to environmental matters or to the condition of the soil or the groundwater that would adversely affect Wolf in a material manner (whether at, on or below the lands owned by Wolf or any adjoining properties).

(h)   The lands owned by Wolf are not located within or adjacent to an area that has been determined to be an environmentally sensitive area or a wetlands area by any governmental authority.

(i)   Neither Wolf, nor to its knowledge any of its predecessors in title, have received written notice, or has knowledge after due inquiry of any facts that could give rise to any notice, that Wolf or its predecessors in title are potentially responsible for any remedial action under any Environmental Law.

(j)   Except as disclosed in Schedule 3.20(j), Wolf has not received any analyses and monitoring data for soil, groundwater and surface water or any reports pertaining to any environmental assessments or audits relating to Wolf.

(k)   Wolf, and to the best of its knowledge its predecessors in title, have maintained all environmental and operating documents and records in the manner and for the time periods required by Environmental Laws and, except as disclosed in Schedule 3.20(k), have never conducted an environmental audit of the lands owned by Wolf.

(l)   Neither Wolf, nor to the best of its knowledge any of its predecessors in title, have breached any obligation to report to any person imposed by any Environmental Law.

Section 3.21   Consent to Proceed without Counsel.  Wolf acknowledges that Anslow & Jaclin, LLP is acting as counsel only for AISystems and the AISystems Shareholders.  Wolf is not relying on any advice or legal counsel from Anslow & Jaclin, LLP.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE AISYSTEMS SHAREHOLDERS

Each AISystems Shareholder hereby represents and warrants, severally and not jointly, to Wolf as follows.

Section 4.01   Good Title.The AISystems Shareholder is the record and beneficial owner, and has good title to his AISystems Stock, with the right and authority to sell and deliver such AISystems Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Wolf as the new owner of such AISystems Stock in the share register of AISystems, Wolf will receive good title to such AISystems Stock, free and clear of all liens, claims or other encumbrances.

Section 4.02   Power and Authority. The AISystems Shareholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform the AISystems Shareholder’s obligations under this Agreement and any other agreements delivered together with this Agreement or in connection herewith (collectively the “Transaction Document”) to which the AISystems Shareholder is a party.  This Agreement constitutes a legal, valid and binding obligation of the AISystems Shareholder, enforceable against the AISystems Shareholder in accordance with the terms hereof.

Section 4.03   No Conflicts.  The execution and delivery of this Agreement by the AISystems Shareholder and the performance by the AISystems Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any applicable laws; (b) will not violate any laws applicable to the AISystems Shareholder and (c) will not violate or breach any contractual obligation to which the AISystems Shareholder is a party.

Section 4.04   Finder’s Fee.  The AISystems Shareholder represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with this Agreement.

Section 4.05   Purchase Entirely for Own Account. The Exchange Shares proposed to be acquired by the AISystems Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the AISystems Shareholder has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 4.06   Acquisition of Exchange Shares for Investment.

(a)   Each AISystems Shareholder represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b)   Each AISystems Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Wolf and its securities.

(c)   Each AISystems Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such AISystems Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d)   Each AISystems Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S (each a “U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such AISystems Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each U.S. Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D. Each U.S. Shareholder agrees to provide documentation to Wolf prior to Closing as may be requested by Wolf to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such AISystems Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(e)   Each AISystems Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f)   Each AISystems Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Wolf and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such AISystems Shareholder under Regulation D has been furnished to such AISystems Shareholder by Wolf.  To the full satisfaction of each AISystems Shareholder, he has been furnished all materials that he has requested relating to Wolf and the issuance of the Exchange Shares hereunder, and each AISystems Shareholder has been afforded the opportunity to ask questions of Wolf’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the AISystems Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Wolf set forth in this Agreement, on which each of the AISystems Shareholders have relied in making an exchange of his AISystems shares for the Exchange Shares.

(g)   Each AISystems Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each AISystems Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Wolf’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(h)    The AISystems Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the AISystems Shareholder under this Section 4.06 shall survive the Closing.

Section 4.07   Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The AISystems Shareholder consents to Wolf making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE V

SPECIAL COVENANTS

Section 5.01   Access to Properties and Records. Wolf and  AISystems will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Wolf or AISystems , as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Wolf or AISystems, as the case may be, as the other shall from time to time reasonably request.  Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 5.02   Delivery of Books and Records.  At the Closing, Wolf shall deliver to AISystems, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Wolf now in the possession of Wolf or its representatives.

Section 5.03   Third Party Consents and Certificates.  Wolf and AISystems agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04   Designation of New Directors.  Effective as of the Closing Date, and subject to applicable regulatory requirements, including the preparation, filing and distribution to the shareholders of Wolf of a Schedule 14(f)-1 Notice to Stockholders, Graeme McNeill shall resign from the board of directors of Wolf and the following individuals shall be appointed to the board of Wolf:

NAME	AGE	POSITION
Stephen C. Johnston	45	Director (Chairman)
Steven Frankel	67	Independent Director
James Beatty	65	Independent Director

Section 5.05   Designation of New Officers.  Effective as of the Closing Date, Graeme McNeill shall resign from each officer position held at Wolf, and the following individuals shall be appointed to the offices of Wolf:

NAME	POSITION
Stephen C. Johnston	President, Chief Executive Officer
Gary Clifford	Chief Financial Officer
Salil Munjal	Chief Operating Officer
Charles Mawby	Senior Vice President, Marketing
D. Kordell Fournier	Vice President & General Counsel, Corporate Secretary

Section 5.06   Indemnification.

 Wolf, the directors and officers of Wolf (collectively, the “Indemnitors”) hereby agree to indemnify AISystems and each of the officers, agents, employees, consultants and directors of AISystems and the AISystems Shareholders (collectively, the “Indemnitees”) as of the date of execution of this Agreement against any loss, claim, damage or liability to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III of this Agreement and/or the Outstanding Returns.  This indemnification provided for the Indemnitees by the Indemnitor shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.07   The Acquisition of

Section 5.08   the Exchange Shares.  Wolf and AISystems understand and agree that the consummation of this Agreement including the issuance of the Exchange Shares to the AISystems Shareholders in exchange for the AISystems Stock as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Wolf and AISystems agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)   In connection with the transaction contemplated by this Agreement, Wolf and AISystems shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of AISystems reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b)   The AISystems Shareholders acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.09   Sales of Securities Under Rule 144, If Applicable.

(a)   Wolf will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b)   Upon being informed in writing by any person holding restricted stock of Wolf that such person intends to sell any shares under Rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Wolf will certify in writing to such person that Wolf is compliance with Rule 144 current public information requirements to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c)   If any certificate representing any such restricted stock is presented to Wolf’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Wolf will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.10   Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of AISystems, after the Closing Date, Wolf shall use their reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Wolf occurring, reported or filed prior to the Closing, as may be necessary or required by Wolf for the preparation of the reports that Wolf is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF WOLF

The obligations of Wolf under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01   Accuracy of Representations and Performance of Covenants. Wolf shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of AISystems to the effect that the representations and warranties made by AISystems and AISystems Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  AISystems shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by AISystems prior to or at the Closing.  Wolf shall be furnished with a certificate, signed by a duly authorized executive officer of AISystems and dated the Closing Date, to the foregoing effect.

Section 6.02   Officer’s Certificate.  Wolf shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of AISystems to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of AISystems threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the AISystems Schedules, by or against AISystems, which might result in any material adverse change in any of the assets, properties, business, or operations of AISystems.

Section 6.03   Good Standing.  At the Closing, Wolf shall have received a certificate of good standing from the Secretary of State of Delaware certifying that AISystems is in good standing as a company in the State of Delaware.

Section 6.04    Approval by AISystems Shareholders.  The Share Exchange shall have been approved by the holders of not less than fifty and one – one hundredth percent (50.01%) of the voting power of AISystems Stock, unless a lesser number is agreed to by Wolf.

Section 6.05   No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.06   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of AISystems after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.07   Other Items.

(a)   Wolf shall have received a list containing the name, address, and number of shares held by the AISystems Shareholders as of the date of Closing, certified by an executive officer of AISystems as being true, complete and accurate; and

(b)   Wolf shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Wolf may reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF AISYSTEMS

AND THE AISYSTEMS SHAREHOLDERS

The obligations of AISystems and the AISystems Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01    Accuracy of Representations and Performance of Covenants. AISystems shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of AISystems to the effect that the representations and warranties made by Wolf in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Wolf shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Wolf.

Section 7.02   Officer’s Certificate.  AISystems shall have been furnished with certificates dated the Closing Date and signed by a duly authorized executive officer of Wolf, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of Wolf threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement  or, to the extent not disclosed in the Wolf Schedules, by or against Wolf, which might result in any material adverse change in any of the assets, properties or operations of Wolf, and that there are no outstanding liabilities of Wolf.

Section 7.03   Good Standing.  At the Closing, AISystems shall receive a certificate of good standing from the Secretary of State of Delaware or other appropriate office, dated as of a date certifying that Wolf is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed to all applicable entities by it to date and has paid all taxes reported as due thereon.

Section 7.04   No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.05   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Wolf after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.06   Other Items.  AISystems shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as AISystems may reasonably request.

ARTICLE VIII

CLOSING DELIVERABLES

Section 8.01   Wolf Deliverables.  The following items must be delivered to AISystems and the AISystems Shareholders prior to or at Closing by Wolf, unless otherwise stated.

(a)   Certificate of Incorporation and amendments thereto, By-laws and amendments thereto, and certificate of good standing of Wolf in Nevada;

(b)   all applicable schedules hereto;

(c)   all minutes and resolutions of board of director and shareholder meetings in possession of Wolf;

(d)   a current shareholder list, evidencing the cancellation of a total of 34,448,000 shares of Wolf Common Stock by Graeme McNeill and Christopher Patterson, to be delivered post-Closing;

(e)   all Financial Statements and all tax returns in possession of the Wolf;

(f)   a letter of resignation from Graeme McNeill, the sole officer and director of the Wolf resigning from all positions effective upon the Closing;

(g)   evidence of the election of the new officers and directors  effective as of the Closing;

(h)   resolution from the Wolf’s Board of Directors, and if applicable, shareholder resolutions approving this transaction and authorizing the issuances of the shares hereto;

(i)   certificates representing up to 116,250,000 shares of Wolf Common Stock and 2,329,905 shares of Wolf Preferred Stock issued in the name of the AISystems Shareholders, to be delivered post-Closing after the increase in authorized stated capital and the change in name from “Wolf Resources, Inc.” to “Airline Intelligence Systems Holdings Inc.” have each become effective;

(j)   a certificate dated the Closing Date and signed by a duly authorized officer of Wolf as set forth in Sections 7.01 and 7.02 herein;

(k)   a certificate of incumbency;

(l)   a release by Wolf from any and all possible matters in relation to Section 3.08 against the Wolf arising from any act, matter or thing arising at or prior to the Closing;

(m)   a receipt for each of the closing deliverables required to be delivered by Wolf to AISystems; and

(n)   any other document reasonably requested by AISystems and the AISystems Shareholders that he deems necessary for the consummation of this transaction.

Section 8.02 AISystems Deliverables.  The following items must be delivered to Wolf prior to or at Closing Date by AISystems and the AISystems Shareholders.

(a)   all applicable schedules hereto;

(b)   certificate of good standing of AISystems in Delaware;

(c)   instructions from AISystems appointing its designees to Wolf’s Board of Directors;

(d)   share certificates and duly executed stock powers certificates, representing at least 50.01% of the total outstanding stock of AISystems Shareholders, transferring such AISystems Stock to Wolf;

(e)   resolutions from the Board of Directors of AISystems if applicable, and shareholder resolutions approving the transactions contemplated hereby;

(f)   a certificate dated the Closing Date and signed by a duly authorized officer of AISystems as set forth in Sections 6.01 and 6.02 herein;

(g)   a certificate of incumbency;
(h)   a receipt for each of the closing deliverables required to be delivered by Wolf to AISystems; and

(i) any other document reasonably requested by the Wolf that it deems necessary for the consummation of this transaction.

ARTICLE IX

MISCELLANEOUS

Section 9.01   Brokers.  Wolf and AISystems agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Wolf and AISystems each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 9.02   Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the state of Delaware.  Venue for all matters shall be in Wilmington, Delaware, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 9.03   Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to AISystems, to:

Airline Intelligence Systems Inc.
Attn.: Stephen C. Johnston, CEO
3500 Carillon Point
Kirkland, WA 98033
Tel.: (425) 256-2600
Fax: (416) 352-1837

With copies (which shall not constitute notice) to:

Anslow & Jaclin, LLP
Attn.: Gregg Jaclin, Esq.
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel.: (732) 409-1212

If to Wolf, to:

Wolf Resources, Inc.
Attn.: Graeme McNeill
564 Wedge LaneFernley, NV 89408
Tel: (403) 585-9144
Fax:  (___) [___-____]

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.04   Attorney’s Fee.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.05   Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement; or (iii) as required by applicable law.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 9.06   Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 9.07   Third Party Beneficiaries.  This contract is strictly between Wolf and AISystems, and, except as specifically provided, no director, officer, stockholder (other than the AISystems Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 9.08   Expenses.  Subject to Section 9.04 above, whether or not the Share Exchange is consummated, each of Wolf and AISystems will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Share Exchange or any of the other transactions contemplated hereby.

Section 9.09   Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.10   Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 9.11   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 9.12   Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 9.13   Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 9.14   Time of the Essence.  Time is of the essence of this Agreement.

Section 9.15   Public Announcements.  Except as required by law, no public announcement or press release concerning the Share Transfer Agreement may be made by Wolf without the prior consent and joint aproval of the AISystems.

Section 9.16   Electronic Execution.  Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

[-Signature Pages Follow-]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Wolf Resources, Inc.

By:	/s/ Graeme McNeill
Name: Graeme McNeill
Title: Chief Executive Officer

Airline Intelligence Services Inc.

By:	/s/ Stephen C. Johnston
Name: Stephen C. Johnston
Title: Chief Executive Officer

[-Airline Intelligence Systems Inc. Shareholders Signature Page-]

Airline Intelligence Systems Inc. Shareholders
Access Alternative Group S.A.

By:	/s/ Robert Montgomery

Name: Robert Montgomery

Number of Common Shares Beneficially Owned: 6,999,800

Number of Common Shares Beneficially Owned: 49,740

[-Airline Intelligence Systems Inc. Shareholders Signature Page-]

Airline Intelligence Systems Inc. Shareholders
Dynamic Intelligence, Inc.

By:	/s/ Barry Skinner

Name: Barry Skinner
Title: President

Number of Common Shares Beneficially Owned: 28,240,000

Number of Common Shares Beneficially Owned: 1,500,000

[-Airline Intelligence Systems Inc. Shareholders Signature Page-]

Airline Intelligence Systems Inc. Shareholders
Merus Capital I, L.P.

By:	/s/ Salman Ullah

Name: Salman Ullah
Title: Managing Dirctor

Number of Common Shares Beneficially Owned: 7,746,393

Number of Common Shares Beneficially Owned: 50,000

[-Airline Intelligence Systems Inc. Shareholders Signature Page-]

Airline Intelligence Systems Inc. Shareholders
Bansco & Co. In Trust for Salida Multi Strategy A/C 78200003

By:	/s/ Marla

Name: Marla
Title: Assistant Manager

Number of Common Shares Beneficially Owned: 6,541,000

Number of Common Shares Beneficially Owned: 42,500

[-Airline Intelligence Systems Inc. Shareholders Signature Page-]

Airline Intelligence Systems Inc. Shareholders
Bansco & Co. In Trust for Salida Multi Strategy A/C 78200003

By:	/s/ Geoffrey Alles

Name: Geoffrey Alles

Number of Common Shares Beneficially Owned: 4,730,000

Number of Common Shares Beneficially Owned: 50,000

EXHIBIT B

[CERTIFICATE OF DESIGNATION]

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, LIMITATIONS, VOTING POWERS AND RELATIVE RIGHTS OF

THE SERIES B PREFERRED STOCK OF

WOLF RESOURCES, INC.

          Wolf Resources, Inc., a Nevada Corporation (the “Corporation”), DOES HEREBY
CERTIFY:

          Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation (the “Board”) by the provisions of the Corporation’s Certificate of Incorporation, as amended, (“Certificate of Incorporation”) the Board of adopted the following resolution on March 19, 2010 (i) authorizing a series of the Corporation’s previously authorized 20,000,000 shares of preferred stock, par value $.001 per share, (“Preferred Stock”) and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 2,400,000 shares of Series B Preferred Stock of the Corporation as follows:

WHEREAS, the Board believes that it is in the best interests of the Corporation to create a series of preferred stock, par value $0.001 per share, designated as Series B Preferred Stock (“Series B Preferred”); and

WHEREAS, the Certificate of Incorporation authorizes the issuance of 20,000,000 shares of Preferred Stock and expressly vests in the board the authority provided therein to issue the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon;   NOW THEREFORE BE IT:

RESOLVED, that a series of authorized Preferred Stock be hereby created and that the designation and amount thereof and the voting powers, preferences and relative, participating optional and other special rights of the shares of such series, if any, and the qualifications, limitations or restrictions thereof, are as follows:

1.   Designation and Amount.  That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created out of the 20,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such series to be designated  Series B Preferred Stock (the “Series B Preferred Stock”), to consist of 2,400,000 shares, par value $.001 per share, which shall have the following preferences, powers, designations and other special rights.

2.   Voting Rights.  The holders of shares of Series B Preferred shall have the following voting rights:

(a)           General Voting Provisions

(i)    Each share of Series B Preferred shall entitle the holder thereof to four hundred (400) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the date of this Certificate (x) declare any dividend on Common Stock, par value $0.001 per share, of the Corporation (“Common Stock”) payable in shares of Common Stock, (y) subdivide the outstanding Common Stock, or (z) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Preferred are entitled shall be adjusted by multiplying the number of votes per share to which holders of shares of Series B Preferred were entitled immediately prior to such event by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)    Except as otherwise provided herein, in the Certificate of Incorporation or by law, the holders of Series B Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (“Bylaws”), and the holders of Common Stock and the Series B Preferred shall vote together as a single class on all matters.

(iii)    Except as otherwise provided herein, in the Certificate of Incorporation or in the Bylaws, holders of Series B Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(b)           Protective Provisions.   In addition to any other rights provided by law, so long as any shares of Series B Preferred shall be outstanding, the Corporation shall not take any of the following actions (whether directly or indirectly, or by amendment, filing of a certificate of designations, preferences or rights, merger, consolidation or otherwise) without first obtaining the written consent, authorization or waiver of the holders of not less than a majority of the then-outstanding shares of Series B Preferred, voting together as a single voting group (the “Series B Majority”), which consent, authorization or waiver may be obtained without the necessity of formal stockholder action or of notice to the holders of any shares of capital stock not expressly empowered with such right to consent, authorize or waive:

(i)    Alter or change the rights, preferences or privileges of the shares of Series B Preferred so as to adversely affect the shares of such series of Preferred Stock, whether by formal amendment of the Certificate of Incorporation, merger or otherwise;

(ii)    Increase or decrease the total number of authorized shares of Series B Preferred;

(iii)    Authorize, designate, or issue, or obligate itself to issue, any equity security of the Corporation, including any security convertible into or exercisable or exchangeable for any equity security, having superior voting rights over the Series B Preferred;

(iv)    Liquidate, dissolve or wind up the Corporation; or

(v)    Effect any of the following transactions or series of transactions:  (a) selling, conveying or otherwise disposing of all or substantially all of the Corporation’s property or business (including the exclusive licensing of all or substantially all of the Corporation’s intellectual property to a third party), or (b) entering into any corporate reorganization, share exchange or recapitalization, or merging with or into, or consolidating with, any other corporation, limited liability company or other entity if the holders of shares of Common Stock and/or Preferred Stock sell or otherwise transfer in such transaction, to any person or group of persons acting jointly or in concert, shares of Common Stock and/or Preferred Stock representing 50% or more of the voting power of the stockholders of the Corporation (any such transaction, a “Liquidation Transaction”); provided, however, that none of the following shall be considered a Liquidation Transaction:  (x) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (y) a merger or consolidation with a wholly owned subsidiary of the Corporation or (z) an equity financing in which the Corporation is the surviving corporation.

3.           Redemption by Holders.

(a)           Redemption Date and Price.  At any time following the date hereof, any holder of then-outstanding shares of Series B Preferred (each, a “Redeeming Holder”) shall be entitled, by written request (a “Redemption Election”) delivered to the Corporation, to require that all (but not less than all) of the then-outstanding shares of Series B Preferred held by such Redeeming Holder be redeemed.  The Corporation shall, to the extent permitted by law, redeem that number of shares specified in the Redemption Election (the “Redeemed Shares”) in accordance with the procedures set forth in Section 3(b) as of a date (the “Redemption Date”) within ninety (90) days of the receipt by the Corporation of the Redemption Election.  The Corporation shall redeem the Redeemed Shares by paying in cash an amount per share equal to $0.001 for each such share (the “Redemption Price”).

(b)           Procedure and Payment.  Within fifteen (15) days following its receipt of the Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to the Redeeming Holder at the address last shown for such Redeeming Holder on the share transfer records of the Corporation.  In addition to any information required by law, such notice (the “Redemption Notice”) shall state: (i) the Redemption Date, (ii) the Redemption Price, (iii) the number of shares that may lawfully be redeemed from such Redeeming Holder, and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.  If the Corporation is unable lawfully to redeem all of the shares set forth in the Redemption Election with respect to a Redeeming Holder, then the Corporation may reduce the number of shares of Series B Preferred to be redeemed from any such Redeeming Holder, without penalty or prejudice, by written notice to such Redeeming Holder given within ten (10) days of receipt of the Redemption Notice.

Subject to the preceding sentence, on or after the Redemption Date, the Redeeming Holder shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable in accordance with this Section 3(b) to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  As promptly as practicable after receipt of the surrendered certificate or certificates (and in no event more than ten (10) days following the Redemption Date), the Corporation shall issue and deliver to or upon the written order of such Redeeming Holder, at such office or other place designated by the Redeeming Holder, a check for cash in an amount equal to the Redemption Price for the shares to be redeemed.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c)           Effect of Redemption.  From and after any Redemption Date, unless there shall occur a default in payment of the Redemption Price, all rights of the Redeeming Holder (except the right to receive the Redemption Price upon surrender of the applicable share certificate or certificates) shall cease with respect to the shares designated to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation.  In the event of a redemption provided for in this Section 3 and there are more than one Redeeming Holders with respect to a Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of shares, allocated ratably among all such Redeeming Holders based upon the total Redemption Price applicable to the shares of Series B Preferred designated to be redeemed on any such Redemption Date. Any shares of Series B Preferred not redeemed pursuant to this Section 3 shall remain outstanding and be entitled to all the rights and preferences provided herein.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

(d)           Termination. The rights set forth in this Section 3 shall terminate upon the consummation of a Liquidation Transaction.

4.           Redemption by the Corporation

(a)           Conditions to Redemption.  The Corporation may, in its sole and exclusive discretion, to the extent permitted by law, elect to redeem, in whole or from time to time in part, any shares of Series B Preferred held by any holder of Series B Preferred (such holder, a “Redeemed Holder”) by paying in cash an amount per share equal to the Redemption Price.

(b)           Redemption Date.  In the event that the Corporation elects to redeem any shares of Series B Preferred from a Redeemed Holder, the Corporation may fix a Redemption Date for the redemption of the shares of Series B Preferred held by such Redeemed Holder(s), which must be not less than five nor more than 60 days after the date on which a Redemption Notice is mailed by the Corporation pursuant to Section 4(c).

(c)           Procedure and Payment.  The Corporation shall mail a Redemption Notice, first class postage prepaid, to each Redeemed Holder at the address last shown for such Redeemed Holder on the share transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred except as to any holder to whom the Corporation has failed to give notice or except as to any holder to whom notice was defective.  Unless otherwise determined by the Board, on or before the applicable Redemption Date, the Redeemed Holder shall surrender to the Corporation the certificate or certificates representing the shares to be redeemed, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable in accordance with this Section 4(c) to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  As promptly as practicable after receipt of the surrendered certificate or certificates (and in no event more than ten (10) days following the Redemption Date), the Corporation shall issue and deliver to or upon the written order of such Redeemed Holder, at such office or other place designated by the holder, a check for cash in an amount equal to the Redemption Price for the shares to be redeemed.  In the event less than all the shares represented by any such certification are redeemed, a new certificate shall be issued representing the unredeemed shares.  No Series B Preferred may be redeemed except with assets legally available for the payment of the Redemption Price.

(d)           Effect of Redemption.  From and after any Redemption Date, unless there shall occur a default in payment of the Redemption Price, all rights of the Redeemed Holder (except the right to receive the Redemption Price upon surrender of the applicable share certificate or certificates) shall cease with respect to the shares designated to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation.  The shares of Series B Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

5.           Dividends.  The holders of Series B Preferred are not entitled to receive any dividends with respect to their shares of Series B Preferred.

6.           Restrictions on Transfer.

(a)           Shares of Series B Preferred  or any interest therein (including but not limited to any voting or other rights pertaining to such shares) may not he sold, assigned, awarded, pledged, gifted, encumbered or otherwise transferred for consideration or otherwise, whether voluntarily, involuntarily, or by operation of law (collectively, “Transferred”), unless (i) (A) there is an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering such securities, or (B) the sale is made in accordance with Rule 144 promulgated under the Securities Act, and (ii) the Corporation receives an opinion of counsel for the holder of such securities reasonably satisfactory to the Corporation stating that such Transfer is exempt from the registration and prospectus delivery requirements of the Securities Act.
A Transfer or attempt to effect a Transfer subject to the provisions of this Section 6 shall be deemed to occur whenever any interest in any shares of Series B Preferred is Transferred or is attempted to be Transferred, voluntarily, involuntarily, or by operation of law, irrespective of whether any change in the record ownership of such share occurs.

(b)           In the event that a holder of Series B Preferred desires to Transfer shares of Series B Preferred in accordance with Section 6(a) above, such holder shall deliver written notice of its desire to effect the Transfer (the “Transfer Notice”) to the Corporation, including the opinion of counsel referred to therein, no less than fifteen (15) calendar days prior to the anticipated closing date of the Transfer. Any shares of Series B Preferred that are subject to the Transfer Notice may be redeemed by the Corporation, in its sole and exclusive discretion, pursuant to Section 4 above.

(c)           Any attempt by a Series B Holder to Transfer shares of Series B Preferred in violation of Sections 4 and/or 6 of this Certificate shall be null and void, and the Corporation will not effect any such Transfer nor will it treat any alleged Transferee as the holder of such shares for any purposes.

7.           Liquidation.

(a)           Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets of the Corporation available for distribution to its stockholders shall be distributed in the following order and amounts:

(i)           First, the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other series of Preferred Stock that is not expressly senior to or pari passu with the Series B Preferred, by reason of their ownership thereof, an amount per share equal to $0.001 per share, as adjusted for stock splits, stock dividends, reclassification and the like (the “Series B Liquidation Amount”).  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred shall be insufficient to permit the payment of the full

Series B Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii)           Upon the distribution of the full Series B Liquidation Amount and any other distribution that may be required with respect to a series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

(b)           Certain Acquisitions.

(i)           Deemed Liquidation. For purposes of this Section 7, a liquidation dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall effect a Liquidation Transaction.

(ii)           Valuation of Consideration.  In the event of a deemed liquidation as described in Section 7(b)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board in accordance with the following provisions:

(1)    Securities not subject to investment letter or other similar restrictions on free marketability:

(A)    If traded on a national securities exchange, the value shall deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending three (3) trading days prior to the distribution (unless the Board approves some other valuation method);

(B)    If actively traded over-the-counter, the value shall he deemed to be the average of the closing bid prices for such securities over the ten (10) trading day period ending three (3) trading days prior to the distribution (unless the Board approves some other valuation method); and

(C)    If there is no active public market, the value shall be the fair market value thereof; as determined in good faith by the Board.

(2)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 7(b)(ii)(1) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(3)    For the purposes of this Section 7(b)(ii), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be:  (A) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (B) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system.  If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

8.           Reacquired Shares.  Any shares of Series B Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

9.           Limitations.                      Except as may otherwise be required by law and as are set forth in any agreement among the holders of Series B Preferred and the Corporation, the shares of Series B Preferred shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate (as may be amended from time to time) or otherwise in the Certificate of Incorporation.

SCHEDULE 1.02

[AISYSTEMS’ CONVERTIBLE SECURITIES]

SCHEDULE 2.01

[CERTIFIED COPIES OF
AISYSTEMS’ ARTICLES OF INCORPORATION AND BY-LAWS]

SCHEDULE 2.02

[VOTING AISYSTEMS DEBT]

SCHEDULE 2.03

[AISYSTEMS’ SUBSIDIARIES]

AISystems owns 100% of the outstanding common stock of Airline Intelligence Systems Corporation, an Ontario corporation formed in December 2005 and 100% of the outstanding common stock of AIS Canada Services Inc., an Ontario corporation formed in October 2009.

SCHEDULE 2.04

[AISYSTEMS’ FINANCIAL STATEMENTS]

SCHEDULE 2.06

[AISYSTEMS’ LITIGATION MATTERS]

Currently there are no outstanding judgments against the Company or any consent decrees or injunctions to which the Company is subject or by which its assets are bound and there are no claims, proceedings, actions or lawsuits in existence, or to the Company’s knowledge threatened or asserted, against the Company or with respect to any of the assets of the Company that would materially and adversely affect the business, property or financial condition of the Company, including but not limited to environmental actions or claims. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

An employee terminated in 2009, is claiming that she was wrongfully dismissed and is seeking damages. The Company believes that it has complied with law in completing her termination. As such the Company believes that her claim is without merit.

SCHEDULE 2.12

[AISYSTEMS’ TITLE TO PROPERTIES]

None.

SCHEDULE 2.13

[AISYSTEMS’ INTELLECTUAL PROPERTY]

AISystems has the exclusive and perpetual license to use proprietary technology to develop a unique proprietary business platform for the airline industry that is comprised of systems and mathematical algorithms capable of generating significant improvements in strategic planning capabilities, resource scheduling, revenue management and integrated operations.

The core jetEngineTM system technology is the backbone of an integrated business platform solution that is expected to revolutionize the airline industry.  jetEngineTM is a new paradigm for strategic airline management that is enabling the integration and control of a commercial airline’s schedule planning, revenue management, and integrated operations functions, entirely in real time.

SCHEDULE 2.14

[AISYSTEMS’ INSURANCE]

None.

SCHEDULE 3.01

[CERTIFIED COPIES OF
WOLF’S ARTICLES OF INCORPORATION AND BY-LAWS]

SCHEDULE 3.04

[WOLF ASSETS AND LIBILITIES]

SCHEDULE 3.05

[WOLF’S FINANCIAL STATEMENTS]

SCHEDULE 3.08

[WOLF’S LITIGATION MATTERS]

SCHEDULE 3.13

[WOLF’S MATERIAL TRANSACTIONS OR AFFILIATIONS]

SCHEDULE 3.15

[WOLF’S FINANCIAL ACCOUNTS AND POWERS OF ATTORNEY]

SCHEDULE 3.20(B)

[WOLF’S ENVIRONMENTAL PERMITS]

SCHEDULE 3.20(J)

[WOLF’S ENVIRONMENTAL REPORTS]

SCHEDULE 3.20(J)

[WOLF’S ENVIRONMENTAL OPERATING DOCUMENTS]